Exhibit 99.1

FS Credit Income Fund Announces Distribution Rate Increase for June 2024

PHILADELPHIA, June 6, 2024 – FS Investments, a leading alternative asset manager with over $79 billion in assets under management, today announced that FS Credit Income Fund will increase its distribution for all share classes. The increase will be effective with the payment of the monthly distribution on or about June 30, 2024. FS Credit Income Fund, or the Fund, is an alternative credit strategy sub-advised by GoldenTree Asset Management, an employee-owned asset management firm with approximately $55 billion in assets under management and a 23-plus-year track record.

The annualized distribution rate for Class I shares will increase to approximately 8.54% based on the NAV per Class I share as of May 31, 2024, representing an approximate 9% increase to the distribution rate for Class I shares.1 This is the Fund’s third distribution rate increase since April 2023 and the total increase is 41% over that period. More information regarding the distribution rate increase can be found in the Form 8-K filed on June 6, 2024.

“Our goal at FS Investments is to deliver innovative alternative investment solutions for diversified portfolio construction. We are pleased to deliver enhanced income to our shareholders through this third distribution increase,” said Michael Forman, Chairman and CEO of FS Investments.

Lee Kruter, Partner and Head of Performing Credit at GoldenTree, noted “GoldenTree has consistently delivered top quartile performance over nearly 25 years across its opportunistic credit strategies. We are well positioned through active and dynamic management of the FS Credit Income Fund to continue delivering differentiated performance with a high degree of current income.”

FS Credit Income Fund is an opportunistic, alternative credit solution. The Fund invests across a broad set of high-yielding asset classes, sectors and capital structures to capture the best relative value opportunities in event-driven and opportunistic credit to seek to generate an attractive level of income and capital appreciation.

The Fund leverages GoldenTree’s expertise in credit to invest in performing credit opportunities that are often outside the scope of traditional, liquid strategies and market indexes, including structured credit, non-rated assets, issuers outside of the U.S and other idiosyncratic opportunities. The Fund’s dynamic and flexible approach capitalizes on dislocations across market environments, driving attractive outperformance to index-constrained credit strategies.

About FS Investments

FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. The firm manages over $76 billion in assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class investment teams and partners. With its diversified platform and flexible capital solutions, the firm is a valued partner to general partners, asset owners and portfolio companies. FS Investments is grounded in its high-performance culture and guided by its commitment to building value for its clients, investing in its colleagues and giving back to its communities. The firm has more than 500 employees across offices in the U.S, Europe and Asia and is headquartered in Philadelphia.

About GoldenTree Asset Management

GoldenTree is an employee-owned, global asset management firm that specializes in opportunities across the credit universe in sectors such as high yield bonds, leveraged loans, private credit, distressed debt, structured credit, emerging markets, private equity and credit-themed equities. GoldenTree was founded in 2000 by Steve Tananbaum and is one of the largest independent, global credit asset managers. GoldenTree manages nearly $55 billion for institutional investors, including leading public and corporate pensions, endowments, foundations, insurance companies and sovereign wealth funds. GoldenTree has over 300 employees, with offices in New York, West Palm Beach, Charlotte, Newport Beach, Dallas, London, Dublin, Munich, Singapore, Sydney, Tokyo and Dubai. For more information, please visit www.goldentree.com.

Contact Information

Melanie Hemmert

media@fsinvestments.com

Forward-Looking Statements and Important Disclosures

This press release may contain certain forward-looking statements, including statements with regard to the future performance or operations of FS Credit Income Fund. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Fund makes with the U.S. Securities and Exchange Commission. The Fund undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Fund’s investment objective is to provide attractive total returns, which will include current income and capital appreciation. There can be no assurance that the Fund will be able to achieve its investment objective.

An investment in the Fund involves a high degree of risk and may be considered speculative. Investors are advised to consider the investment objectives, risk and charges and expenses of the Fund carefully before investing. The Fund’s prospectus contains this and other information about the Fund. Investors may obtain a copy of the Fund’s prospectus free of charge at www.fsinvestments.com or by contacting FS Investments at 201 Rouse Blvd., Philadelphia, PA 19112 or by phone at 877-628-8575. Investors should read and carefully consider all information found in the Fund’s prospectus and other reports filed with the U.S. Securities and Exchange Commission before investing.

Securities offered through ALPS Distributors, Inc. (1290 Broadway, Suite 1000, Denver, CO 80203, member FINRA), the distributor of the Fund. FS Investment Solutions, LLC is an affiliated broker-dealer that serves as the exclusive wholesale marketing agent for the Fund. FS Investment Solutions, LLC and ALPS Distributors, Inc. are not affiliated.

1 The annualized distribution rate shown is expressed as a percentage equal to the projected annualized distribution amount per share (which is calculated by annualizing the most recent monthly cash distribution per Class I share declared as of the date indicated, without compounding), divided by the fund’s net asset value per Class I share as of the date indicated. The annualized distribution rate shown may be rounded. The payment of future distributions on FS Credit Income Fund’s common shares is subject to the discretion of FS Credit Income Fund’s board of trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions. The determination of the tax attributes of FS Credit Income Fund’s distributions is made annually at the end of the calendar year, and a determination made on an interim basis may not be representative of the actual tax attributes of FS Credit Income Fund’s distributions for a full year. The actual tax characteristics of distributions to shareholders are reported to shareholders annually on Form 1099-DIV. The Fund may pay distributions in significant part from sources that may not be available in the future and that are unrelated to the Fund’s performance, such as return of capital or borrowings. For the 12 months ended May 31, 2024, 100% of FS Credit Income Fund’s distributions were funded through ordinary income.